Therapeutic Solutions International Announces Filing of new Immunotherapy Patent and Exclusive Patent License Agreement with Subsidiary Emvolio, Inc.

Emvolio is developing products that can be used together to attack cancer at different levels,

as well as be used alone or in combination with existing therapies.

OCEANSIDE, CA--(Marketwired - April 10, 2017) - Therapeutics Solutions International, Inc., (OTC PINK: TSOI) announced today the filing of a new patent and exclusive licensing agreement with majority owned subsidiary Emvolio, Inc.

The patent describes methods of cancer treatment through the administration of proteins or specific peptides found on tumor stem cells in vivo, in a manner eliciting monocyte or dendritic cell migration in order to allow uptake of proteins or peptides, followed by administration of a maturation signal in vivo. The invention provides for treatment of cancer through induction of anticancer immunity and/or immunity towards tumor initiating stem cells.

The new product, called StemVacs™, is a subcutaneously administered vaccine comprised of immune stimulatory peptides resembling cancer stem cell specific proteins. StemVacs has now been licensed exclusively to Emvolio, Inc. (EMVO) a majority owned subsidiary of TSOI.

“This is a great day for TSOI and EMVO as we continue in our quest to bring personalized medicine into the 21st century and with the out-licensing of this IP to Emvolio that time is one day closer. We are excited for Emvolio and the future of immunotherapy,” said Timothy Dixon, President and CEO of Therapeutic Solutions International.

“Tumor stem cells are considered the origin of all tumors, as well as the seeds that allow the tumor to return in cases of relapse. By leveraging the body1s own natural resources to specifically attack cancer stem cells, we believe we are on track for developing a promising immunotherapy for cancer patients,” said Dr. Thomas Ichim, Director of Therapeutic Solutions International and co-inventor of StemVacs.

About Therapeutic Solutions International, Inc.

The Company1s corporate website is www.therapeuticsolutionsint.com. Our new products can be viewed on www.projuvenol.com and products can be ordered at www.youcanordernow.com.

About Emvolio, Inc.

The Company1s corporate website is www.emvolio.com. Emvolio, Inc. is a Delaware corporation.

Safe Harbor Statement

This release contains forward-looking statements that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct. Forward-looking statements are generally identifiable by the use of words like “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous risk factors as set forth in our SEC filings. To the extent that statements in this press release are not strictly historical, including statements as to product launch timing, revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future collaboration agreements, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.

CONTACT INFORMATION

Therapeutic Solutions International, Inc.

ir@tsoimail.com